Exhibit 12

                          McDonnell Douglas Corporation
                Computation of Ratio of Earnings to Fixed Charges
                         Six Months Ended June 30, 1997
                              (Dollars in Millions)






      Earnings
        Earnings before income taxes                        $583
        Add:  Interest expense                               124
              Interest factor in rents                        33
                                                            ----
                                                            $740




      Fixed Charges
        Interest expense                                    $124
        Interest factor in rents                              33
                                                            ----
                                                            $157




      Ratio of earnings to fixed charges                    4.7X
                                                            ====